Exhibit 23.1.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-191462-02 on Form S-3 of our report dated February 27, 2015, relating to the consolidated financial statements of Duke Energy Ohio, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Duke Energy Ohio, Inc. for the year ended December 31, 2014.
/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina
February 27, 2015